Exhibit 99.1

Virpax Announces Pricing of $2.25 Million Public Offering

BERWYN, PA., May 15, 2024--(BUSINESS WIRE)--Virpax® Pharmaceuticals, Inc. (“Virpax” or the “Company”) (NASDAQ: VRPX), a company specializing in developing non-addictive products for pain management, post-traumatic stress disorder, central nervous system (CNS) disorders and anti-viral barrier indications, announced today the pricing of a public offering of 1,666,667 shares of common stock (or common stock equivalents in lieu thereof), Series A-1 common warrants to purchase up to 1,666,667 shares of common stock, and Series A-2 common warrants to purchase up to 1,666,667 shares of common stock, at a combined public offering price of $1.35 per share and associated Series A-1 common warrant to purchase one share of common stock and Series A-2 common warrant to purchase one share of common stock, for aggregate gross proceeds of approximately $2.25 million, before deducting placement agent fees and other offering expenses. The Series A-1 warrants will have an exercise price of $1.35 per share, will be exercisable immediately, and will expire five years from the initial issuance date. The Series A-2 warrants will have an exercise price of $1.35 per share, will be exercisable immediately, and will expire eighteen months from the initial issuance date.

The closing of the offering is expected to occur on or about May 17, 2024, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-278796) previously filed with the Securities and Exchange Commission (“SEC”) on April 18, 2024, as amended, which became effective on May 14, 2024. The offering is being made only by means of a prospectus forming part of the effective registration statement. A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. When available, an electronic copy of the final prospectus may be obtained on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting A.G.P./Alliance Global Partners at 590 Madison Avenue, 28th Floor, New York, NY 10022, by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop one other prescription product candidate, NobrXiol™, which is being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax has competitive cooperative research and development agreements (CRADAs) for two of its prescription drug candidates, one with the National Institutes of Health (NIH) and one with the Department of Defense (DOD). Virpax is also seeking approval of two nonprescription product candidates: AnQlar, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit virpaxpharma.com and follow us on Twitter, LinkedIn and YouTube.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, including those relating to the anticipated timing of completion of the offering and other statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms and include statements regarding the timing and completion of the proposed offering and the intended use of proceeds. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this presentation. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the Securities and Exchange Commission, including, the ability to complete the proposed offering, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Report on Form 10-Q and any other filings the Company makes with the SEC.

Contacts

Investor Relations:

Betsy Brod

Affinity Growth Advisors

Betsy.brod@affinitygrowth.com

(917) 923-8541

Media:

Robert Cavosi

RooneyPartners

rcavosi@rooneypartners.com

(646) 638-9891